EXHIBIT 21.1

SUBSIDIARIES

As of August 10, 2018, the following were the Registrant's significant operating Subsidiaries:

Name:   TransTech Systems, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.

Name:   RAAI Lighting, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.